FORM 3

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940


1. Name and Address of Reporting Person*
                  Jennifer Louise Smith
                  32004 N.E.Wilsonville Rd.
                  Newberg, OR 97132

2. Date of Event Requiring Statement (Month/Day/Year)

                  1/9/2003

3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)


4. Issuer Name and Ticker or Trading Symbol
                  California Clean Air, Inc.   (Not traded)

5. Relationship of Reporting Person(s) to Issuer (Check All Applicable)

                  / /      Director
                  / /      Officer (give title below)
                  /X/      10% Owner
                  / /      Other (specify below)

6. If Amendment, Date of Original (Month/Day/Year)

                  N/A

7. Individual or Joint/Group Filing (Check Applicable Line)

                  /X/      Form filed by One Reporting Person
                  / /      Form filed by More than One Reporting Person

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction
4(b)(v).

             Table 1 -- Non-Derivative Securities Beneficially Owned

1. Title of Security (Instr. 4)

                  Common Stock

2. Amount of Securities Beneficially Owned (Instr. 4)

                  2,500,000

3. Ownership Form: Direct (D) or Indirect (I) (Instr. 5)

                  D

4. Nature of Indirect Beneficial Ownership (Instr. 5)

                  N/A

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. If this form is filed by more than one reporting person, see Instruction 5(b)(v).

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1. Title of Derivative Security (Instr. 4)

                  N/A

2. Date Exercisable and Expiration Date (Month/Day/Year)

                  N/A

3. Title and Amount of Securities Underlying Derivative Security (Instr. 4)

                  None

4.       Conversion or Exercise Price of Derivative Security

                  N/A

5. Ownership Form of Derivative Security: Direct (D) or Indirect (I) (Instr. 5)

                  N/A

6. Nature of Indirect Beneficial Ownership (Instr. 5)

                  N/A

         Explanation of Responses:


                           By:  /s/ JENNIFER LOUISE SMITH             1/20/2003
                           --------------------------------          ----------
                                Jennifer Louise Smith                   Date

                        ** Signature of Reporting Person


**Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).